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                                                                    Exhibit 99.1

PRESS RELEASE                                        Source: Comtech Group, Inc.

COMTECH GROUP, INC. ANNOUNCES PRELIMINARY RESULTS FOR FOURTH QUARTER; PROVIDES 2006 GUIDANCE
Wednesday February 1, 4:01 pm ET

ESTIMATES REPORTING FOURTH QUARTER REVENUE OF APPROXIMATELY $33 MILLION REPRESENTING 70% GROWTH VERSUS YEAR AGO QUARTER SHENZHEN, China, Feb. 1 /PRNewswire-FirstCall/ -- Comtech Group, Inc. (Nasdaq: COGO - News), a leading provider of customized module design and subsystem solutions for more than 200 technology product manufacturing companies based in China, today announced preliminary results for the Company's fourth quarter of 2005 and has provided guidance for fiscal 2006.


For the fourth quarter 2005, the Company expects to report revenue of approximately $33.0 million, an increase of 70 percent compared to the $19.4 million reported for the fourth quarter of fiscal 2004 with total revenue growth for 2005 estimated to be up approximately 40 percent compared to last year. The Company expects to report diluted earnings per share of at least $0.10 for the fourth quarter.


Jeffrey Kang, Chairman and Chief Executive Officer of Comtech Group, commented, "Continued expansion in our core markets, coupled with several growth initiatives and joint ventures announced during the past year contributed to a record year. In addition, our product mix improved which facilitated an expansion in gross margins."


For 2006, the Company expects revenue of $135 to $140 million, an increase of approximately 30 percent assuming the middle of the guidance range as compared to 2005 revenues. Before the stock-based compensation expense due to SFAS123R, diluted earnings per share for 2006 are expected to be at least $.50, representing an increase of approximately 43 percent compared to the expected diluted earnings per share for fiscal 2005.


Mr. Kang continued, "We are excited about Comtech's future prospects given the early traction in our location based wireless search service, the increase in demand we have experienced for our digital consumer products and continued growth in our mobile handset and telecom segments. In addition, through our recently acquired controlling interest in Huameng Engineering Service Ltd., we see significant opportunities to meet our current customers increasing demand for engineered and business services. We look forward to continued growth in revenues and profitability in 2006."


Teleconference Information


Management will host a conference call today at 4:30 p.m. Eastern to discuss the preliminary results. Please dial 1-800-289-0533 domestically, or 1-913-981-5525 internationally to listen to the live call. The conference call ID is "Comtech." This call is being web cast by ViaVid Broadcasting and can be accessed at Comtech's website at www.comtech.com.cn. The web cast may also be accessed at ViaVid's website at www.viavid.net. The web cast can be accessed until March 1, 2006 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit:
http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.
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About Comtech


Comtech Group, Inc. is a leading provider of customized module and subsystem design solutions in China, serving as a gateway to leading international and domestic electronics manufacturers in China. Comtech's core business has historically focused on the mobile handset and telecom equipment end-markets, but has recently expanded its market to include the digital consumer electronics end-markets. Comtech has worked with more than 200 customers. Comtech's customer base includes a majority of the largest and most well-known manufacturers in the mobile handset and telecom equipment end-markets in China.


Safe Harbor Statement


This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include statements about our plans and objectives for future expansion, including into engineering and business service related market, anticipated margins for our business; general and cyclical economic and business conditions, and, in particular, Huameng business prospective; our digital consumer electronics, mobile and telecom business prospective; changes; and other statements containing forward looking terminology such as "may," "expects," "believes," "anticipates," "intends," "expects," "projects," "looking forward" or similar terms, variations of such terms or the negative of such terms. Such information is based upon various assumptions made by, and expectations of, our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions which are subject to change. Accordingly, there can be no assurance that actual results will meet expectations and actual results may vary (perhaps materially) from certain of the results anticipated herein. For a further description of these and other risks and uncertainties see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.



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Source: Comtech Group, Inc.